Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMMUNITY BANK SYSTEM, INC.,

VB MERGER SUB INC.

AND

KINDERHOOK BANK CORP.

Dated as of January 21, 2019

-i-

-ii-

Section 7.13	Severability	70
Section 7.14	Waiver of Jury Trial	71
Section 7.15	Specific Performance	71

EXHIBITS

Exhibit A	Form of Bank Merger Agreement

Exhibit B	Shareholder Support Agreement Signatories

Exhibit C	Form of Shareholder Support Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 21, 2019, by and among Community Bank System, Inc., a Delaware corporation (“Community”), VB Merger Sub Inc., a New York corporation (“Merger Sub”), and Kinderhook Bank Corp., a New York corporation (“Kinderhook”).

RECITALS

WHEREAS, Community is a bank holding company, the sole banking Subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Kinderhook is a bank holding company, the sole banking Subsidiary of which is The National Union Bank of Kinderhook, a national banking association (“Kinderhook Bank”);

WHEREAS, the Boards of Directors of Community, Merger Sub and Kinderhook have approved this Agreement and the transactions described herein in accordance with the General Corporation Law of the State of Delaware and the Business Corporation Law of the State of New York (the “NYBCL”) and have declared the same advisable and in the best interests of Community, Merger Sub and Kinderhook, respectively, and their respective stockholders;

WHEREAS, this Agreement provides for the acquisition of Kinderhook by Community pursuant to the merger of Merger Sub with and into Kinderhook (the “Merger”) with Kinderhook surviving the Merger as a wholly-owned Subsidiary of Community. Following the Merger, Kinderhook Bank shall merge with and into Community Bank (the “Bank Merger”) with Community Bank surviving the Bank Merger, pursuant to the terms of the Plan of Merger and Merger Agreement between Community Bank and Kinderhook Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Community’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Exhibit B attached hereto who holds shares of Kinderhook Common Stock has executed and delivered to Community an agreement in substantially the form of Exhibit C attached hereto (each a “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Kinderhook Common Stock held of record by such Persons or as to which they otherwise have beneficial ownership to adopt this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

Transactions and Terms of Merger

Section 1.1          Merger. Subject to the terms and conditions of this Agreement and in accordance with the NYBCL, at the Effective Time (as defined in Section 1.4 herein), Merger Sub shall be merged with and into Kinderhook. Kinderhook shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Merger Sub shall thereupon cease. Kinderhook shall continue to be governed by the Laws of the State of New York, and the separate corporate existence of Kinderhook with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.2          Bank Merger. Prior to the Effective Time, Community and Kinderhook shall cause the Boards of Directors of Community Bank and Kinderhook Bank, respectively, to execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, Kinderhook Bank shall be merged with and into Community Bank in accordance with the provisions of 12 U.S.C. Sections 215a and 1828(c). Community Bank shall be the surviving bank resulting from the Bank Merger and the separate existence of Kinderhook Bank shall thereupon cease. Community Bank shall continue to be governed by the Laws of the United States, and the separate existence of Community Bank with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur following the Merger unless otherwise determined by Community in its sole discretion.

Section 1.3          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, or by the electronic transmission of signature pages, as soon as practicable and in any event no later than thirty (30) days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community and Kinderhook (the date on which the Closing occurs, the “Closing Date”).

Section 1.4          Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of New York (the “New York Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

Section 1.5          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL.

Section 1.6          Name and Organizational Documents of Surviving Corporation; Directors and Officers. (a)  At the Effective Time, the certificate of incorporation of Kinderhook shall be amended and restated so that the certificate of incorporation of Merger Sub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that the name of Kinderhook shall be substituted for the name of Merger Sub) until thereafter amended in accordance with their terms and as provided by applicable Law. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7          Structure Change. Community may at any time change the method of effecting the Merger and the Bank Merger if and to the extent requested by Community, and Kinderhook agrees to enter into such amendments to this Agreement as Community may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Kinderhook’s shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

Article 2

Treatment of Securities

Section 2.1          Treatment of Kinderhook Stock. (a)  Treatment of Kinderhook Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Kinderhook, subject to Section 2.1(e) and any applicable withholding Tax, each share of Kinderhook Common Stock issued and outstanding immediately prior to the Effective Time (other than Kinderhook Common Shares to be cancelled in accordance with Section 2.1(d) and other than any Proposed Dissenting Shares) shall be automatically converted into the right to receive $62.00 in cash (the “Merger Consideration”), without interest. From and after the Effective Time, all such Kinderhook Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Kinderhook Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Kinderhook Common Shares in accordance with Section 2.2(b) or in accordance with Section 2.4, as applicable.

(b)          Treatment of Kinderhook Series A Convertible Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Kinderhook, subject to Section 2.1(e) and any applicable withholding Tax, each share of Kinderhook Series A Convertible Preferred Stock, par value $25.00 per share (the “Series A Convertible Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than any such shares to be cancelled in accordance with Section 2.1(d)) shall be automatically converted into the right to receive an amount in cash equal to the greater of (i) the Applicable Redemption Price per Share with respect to the Series A Convertible Preferred Stock or (ii) the Liquidation Preference Amount with respect to the Series A Convertible Preferred Stock, in each case as defined in the Certificate of Incorporation of Kinderhook, as amended (the “Kinderhook Charter”) and determined in accordance with the Kinderhook Charter, without interest (the “Series A Consideration”). From and after the Effective Time, each share of Series A Convertible Preferred Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each applicable holder of such Series A Convertible Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Consideration therefor, without interest, upon surrender of such Series A Convertible Preferred Stock in accordance with Section 2.2(b). Kinderhook and Community will cooperate in providing all notices and communications to the holders of the Series A Convertible Preferred Stock required pursuant to the terms of the Kinderhook Charter.

(c)          Treatment of Kinderhook Series C Convertible Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Kinderhook, subject to Section 2.1(e) and any applicable withholding Tax, each share of Kinderhook Series C Convertible Preferred Stock, par value $25.00 per share (the “Series C Convertible Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than any such shares to be cancelled in accordance with Section 2.1(d)) shall be automatically converted into the right to receive an amount in cash equal to the greater of (i) the Applicable Redemption Price per Share with respect to the Series C Convertible Preferred Stock or (ii) the Liquidation Preference Amount with respect to the Series C Convertible Preferred Stock, in each case as defined in the Kinderhook Charter and determined in accordance with the Kinderhook Charter, without interest (the “Series C Consideration”). From and after the Effective Time, each share of Series C Convertible Preferred Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each applicable holder of such Series C Convertible Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series C Consideration therefor, without interest, upon surrender of such Series C Convertible Preferred Stock in accordance with Section 2.2(b). Kinderhook and Community will cooperate in providing all notices and communications to the holders of the Series C Convertible Preferred Stock required pursuant to the terms of the Kinderhook Charter.

(d)          Cancellation of Kinderhook Stock. At the Effective Time, all Kinderhook Common Shares and Kinderhook Preferred Shares owned by any of the Parties or by any of their respective Subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)          Adjustment to Merger Consideration. The Merger Consideration, Series A Consideration or Series C Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Kinderhook Common Stock, Series A Convertible Preferred Stock or Series C Convertible Preferred Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Kinderhook Common Stock, Series A Convertible Preferred Stock or Series C Convertible Preferred Stock outstanding after the date hereof and prior to the Effective Time.

(f)           Community Common Stock. At and after the Effective Time, each share of Community Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Community Common Stock and shall not be affected by the Merger.

(g)          Merger Sub. At and after the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2          Payment for Securities; Surrender of Kinderhook Certificates.

(a)          Paying Agent. Prior to the Effective Time, Community shall designate a registered transfer agent or bank or trust company reasonably acceptable to Kinderhook to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for Kinderhook’s shareholders (other than with respect to Kinderhook Restricted Shares) for the purpose of receiving and holding their Kinderhook Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At least one Business Day prior to the Effective Time, Community shall deposit, or cause to be deposited, with the Paying Agent, cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration, Series A Consideration and Series C Consideration (such cash amount, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Kinderhook Common Stock and Kinderhook Preferred Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration, Series A Consideration and Series C Consideration, Community shall promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Community shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, the Series A Consideration and the Series C Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Community; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Kinderhook Certificates or Book-Entry Shares pursuant to this Article 2. Any interest and other income resulting from such investments shall be paid to Community on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b)          Procedures for Surrender. Promptly after the Effective Time, Community shall cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Kinderhook Common Shares or Kinderhook Preferred Shares (the “Kinderhook Certificates”) or non certificated Kinderhook Common Shares or Kinderhook Preferred Shares represented by book-entry (“Book-Entry Shares”) and whose Kinderhook Common Shares or Kinderhook Preferred Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (other than with respect to Kinderhook Restricted Shares), the Series A Consideration or the Series C Consideration, as applicable, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Kinderhook Certificates shall pass, only upon delivery of the Kinderhook Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Community may reasonably specify and (ii) instructions for effecting the surrender of the Kinderhook Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares in exchange for payment of the Merger Consideration, the Series A Consideration or the Series C Consideration, as applicable, into which such Kinderhook Shares have been converted pursuant to Section 2.1. Upon surrender of a Kinderhook Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Community, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Kinderhook Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, in the case of Kinderhook Common Shares, the applicable Merger Consideration pursuant to the provisions of this Article 2 for each Kinderhook Common Share formerly represented by such Kinderhook Certificate or Book-Entry Share, and in the case of Kinderhook Preferred Shares, the Series A Consideration or the Series C Consideration, as applicable, for each Kinderhook Preferred Share formerly represented by such Kinderhook Certificate or Book-Entry Share, in each case, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the Paying Agent’s receipt of such Kinderhook Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Kinderhook Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Kinderhook Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration, the Series A Consideration or the Series C Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Kinderhook Certificate is registered, it shall be a condition precedent of payment that (A) the Kinderhook Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration, the Series A Consideration or the Series C Consideration, as applicable, to a Person other than the registered holder of the Kinderhook Certificate surrendered or shall have established to the satisfaction of Community that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration, Series A Consideration or Series C Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Kinderhook Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration, Series A Consideration or Series C Consideration, as applicable, as contemplated by this Article 2.

(c)          Transfer Books; No Further Ownership Rights in Kinderhook Shares. At the Effective Time, the stock transfer books of Kinderhook shall be closed and thereafter there shall be no further registration of transfers of Kinderhook Shares on the records of Kinderhook. From and after the Effective Time, the holders of Kinderhook Certificates or Book-Entry Shares (including, for the avoidance of doubt, Kinderhook Restricted Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Kinderhook Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Kinderhook Certificates or Book-Entry Shares (including, for the avoidance of doubt, Kinderhook Restricted Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Community shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Kinderhook Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Community (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, Series A Consideration or Series C Consideration, as applicable, payable upon due surrender of their Kinderhook Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither Community nor the Paying Agent shall be liable to any holder of a Kinderhook Certificate or Book-Entry Share for any Merger Consideration, Series A Consideration or Series C Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Lost, Stolen or Destroyed Kinderhook Certificates. In the event that any Kinderhook Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Kinderhook Certificates, upon the making of an affidavit of that fact by the holder thereof and the payment by such holder of any fees and expenses required by the Paying Agent, the applicable Merger Consideration, Series A Consideration or Series C Consideration, as applicable, payable in respect thereof pursuant to Section 2.1 hereof.

Section 2.3          Dissenters’ Rights. (a)  Notwithstanding anything in this Agreement to the contrary, Kinderhook Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Kinderhook Common Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 623 and 910 of the NYBCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall be converted into the right to receive payment of the fair value of such Kinderhook Common Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. “Proposed Dissenting Shares” means shares of Kinderhook Common Stock whose holders provide demands for appraisal to Kinderhook prior to the Kinderhook Shareholder Meeting, or at such meeting but before the vote, and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.

(b)          Kinderhook shall give prompt notice to Community of any demands received by Kinderhook for appraisal of any Kinderhook Common Shares, of any withdrawals of such demands and of any other instruments served pursuant to the NYBCL and received by Kinderhook relating to Appraisal Rights, and Community shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Kinderhook shall not, without the prior written consent of Community, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4          Treatment of Kinderhook Equity Awards. (a)  As of immediately prior to the Effective Time, each share of Kinderhook Common Stock subject to vesting or forfeiture restrictions and granted under any Kinderhook Benefit Plan that is outstanding immediately prior to the Effective Time (a “Kinderhook Restricted Share”), whether or not then vested, shall, automatically and without any action on behalf of the holder thereof, vest in full and the restrictions thereon shall lapse, and such Kinderhook Restricted Share shall be canceled and converted into a right of the former holder of such Kinderhook Restricted Share to receive an amount in cash, without interest, equal to the Merger Consideration plus all dividends, if any, accrued but unpaid as of the Effective Time with respect to such Kinderhook Restricted Share.

(b)          Prior to the Effective Time, Kinderhook or its Board of Directors or a committee thereof, as applicable, shall pass resolutions and take any actions as are necessary to effectuate the provisions of this Section 2.4.

(c)          Subject to Section 2.5, promptly following the Effective Time, any amounts due to the former holders of Kinderhook Restricted Shares pursuant to this Section 2.4 shall be paid through the payroll system of the Surviving Corporation or one of its Affiliates.

Section 2.5          Withholding. Community shall be entitled to deduct and withhold, or cause the Paying Agent or the Surviving Corporation or any of its Subsidiaries to deduct and withhold, from the consideration otherwise payable to a holder of Kinderhook Common Stock, Kinderhook Preferred Stock or Kinderhook Restricted Shares pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Kinderhook Common Stock, Kinderhook Preferred Stock or Kinderhook Restricted Shares in respect of which such deduction and withholding was made.

Section 2.6          Kinderhook Warrants. (a)  As of the Effective Time, each outstanding Kinderhook Warrant shall become exercisable, upon payment of the applicable exercise price thereof, solely for an amount in cash per share of Kinderhook Common Stock underlying such Kinderhook Warrant equal to the Merger Consideration.

(b)          Community and Kinderhook will cooperate in providing all notices and communications to the holders of Kinderhook Warrants.

Article 3

Representations and Warranties

Section 3.1          Disclosure Letters. Concurrently with the execution and delivery of this Agreement, Kinderhook has delivered to Community and Merger Sub and Community and Merger Sub have delivered to Kinderhook a letter that will be treated confidentially (the “Kinderhook Disclosure Letter” and the “Community Disclosure Letter,” respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Kinderhook’s, on the one hand, or Community’s and Merger Sub’s, on the other hand, respective representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Kinderhook Disclosure Letter or the Community Disclosure Letter as an exception to any representation or warranty of Kinderhook or Community and Merger Sub, respectively, if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in the Kinderhook Disclosure Letter or the Community Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Kinderhook or Community and Merger Sub, respectively, that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Kinderhook or Community, respectively. Any disclosures made with respect to a subsection of Section 3.2 or Section 3.3 shall be deemed to qualify any other subsections of Section 3.2 or Section 3.3, respectively, specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

Section 3.2          Representations and Warranties of Kinderhook. Subject to and giving effect to Section 3.1 and except as set forth in the Kinderhook Disclosure Letter, Kinderhook hereby represents and warrants to Community and Merger Sub as follows:

(a)          Organization, Standing, and Power. Each Subsidiary of Kinderhook is listed in Section 3.2(a) of the Kinderhook Disclosure Letter. Kinderhook and each of its Subsidiaries (i) are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Kinderhook. Kinderhook is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements to be treated as a financial holding company under the BHC Act. Kinderhook Bank is a national banking association with its main office located in the State of New York. Kinderhook Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Kinderhook, threatened. Kinderhook Bank is a member in good standing of the Federal Home Loan Bank of New York.

(b)          Authority; No Breach of Agreement. (i)  Kinderhook has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Kinderhook’s duly constituted Board of Directors), subject only to the Kinderhook Shareholder Approval. This Agreement has been duly executed and delivered by Kinderhook and, assuming due authorization, execution, and delivery of this Agreement by Community and Merger Sub, this Agreement represents a legal, valid and binding obligation of Kinderhook enforceable against Kinderhook in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)          Kinderhook’s Board of Directors has: (A) by the unanimous vote of the entire Board of Directors, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Kinderhook and the holders of Kinderhook Common Stock; (C) resolved to recommend that the holders of Kinderhook Common Stock adopt this Agreement (such recommendation being the “Kinderhook Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Kinderhook Common Stock for their adoption.

(iii)         Kinderhook Bank’s Board of Directors has, by the unanimous vote of the entire Board of Directors, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv)         The Kinderhook Shareholder Approval is the only vote of the holders of any class or series of Kinderhook’s capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of Kinderhook’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Kinderhook other than the Merger.

(v)          Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Kinderhook or Kinderhook Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby or thereby, nor compliance by either of them with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Kinderhook or any of its Subsidiaries, (B) except as set forth in Section 3.2(b)(v) of the Kinderhook Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Kinderhook or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Kinderhook or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (vi) below, violate any Law or Order applicable to Kinderhook or its Subsidiaries or any of their respective material assets.

(vi)         Except for (A) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (B) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, notices and filings, (C) the filing of any required applications, notices or filings with any state banking authorities listed on Section 3.2(b)(vi)(C) of the Kinderhook Disclosure Letter or Section 3.3(b)(iv)(C) of the Community Disclosure Letter and approval of such applications, notices or filings, (D) the filing of the Certificate of Merger with the New York Secretary pursuant to the NYBCL and (E) as otherwise set forth in Section 3.2(b)(vi)(E) of the Kinderhook Disclosure Letter, no Order of, or Consent of, to or with, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Kinderhook or Kinderhook Bank, as applicable, or the consummation by Kinderhook or Kinderhook Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c)          Capital Stock. Kinderhook’s authorized capital stock consists of (i) 4,000,000 shares of Kinderhook Common Stock, of which, as of January 18, 2019, 1,174,760.509 shares are issued and outstanding (which includes 4,900 Kinderhook Restricted Shares) and (ii) 100,000 shares of preferred stock, par value $25.00 per share, (x) 12,690 of which have been designated Series A Convertible Preferred Stock, 12,087 shares of which are issued and outstanding, (y) 7,000 of which have been designated Non-Cumulative Perpetual Preferred Stock, Series B, zero shares of which are issued and outstanding and (z) 22,400 of which have been designated Series C Convertible Preferred Stock, 20,687 shares of which are issued and outstanding. Each share of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock is convertible into the number of Kinderhook Common Shares set forth on Section 3.2(c)(i) of the Kinderhook Disclosure Letter. There are no accumulated dividends on any of the Kinderhook Preferred Shares. As of the date of this Agreement, the Series A Consideration is $378.00 and the Series C Consideration is $385.72. Set forth in Section 3.2(c)(i) of the Kinderhook Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire Kinderhook Shares (including all Kinderhook Warrants) and outstanding Kinderhook Restricted Shares, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date of this Agreement, there are approximately 205,097.78 “phantom stock appreciation rights” outstanding under any Kinderhook Benefit Plan (“SAR Rights”), and Kinderhook has an aggregate Liability with respect thereto of $2,108,371.36. Such approximate number of SAR Rights and the approximate Liability with respect thereto shall be updated by Kinderhook and communicated to Community in writing upon (x) Kinderhook’s receipt of the 2018 annual report regarding the SAR Rights prepared by the administrator of the SAR Rights plan, expected to be delivered in the second calendar quarter of 2019, or (y) otherwise upon Community’s request. Section 3.2(c)(ii) of the Kinderhook Disclosure Letter sets forth the name of each holder of SAR Rights, and the number of SAR Rights he or she holds as well as the applicable vesting schedule, applicable payment timing and aggregate Liability with respect thereto. Except as set forth in this Section 3.2(c) or in Section 3.2(c)(i) or Section 3.2(c)(ii) of the Kinderhook Disclosure Letter, there are no shares of Kinderhook Common Stock or Kinderhook preferred stock or other equity or equity-based securities of Kinderhook outstanding or reserved for issuance and no outstanding Rights relating to the Kinderhook Common Stock or Kinderhook preferred stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Kinderhook. All of the outstanding shares of Kinderhook Common Stock and Kinderhook Preferred Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, nonassessable under the NYBCL. None of the outstanding shares of Kinderhook Common Stock or Kinderhook Preferred Stock have been issued in violation of any preemptive rights of the current or past shareholders of Kinderhook. There are no Contracts among Kinderhook and its shareholders or by which Kinderhook is bound with respect to the voting, transfer, repurchase or redemption of Kinderhook Common Stock or Kinderhook Preferred Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Kinderhook Common Stock and Kinderhook Preferred Stock and all Rights to acquire shares of Kinderhook Common Stock have been issued in compliance with all applicable federal and state Securities Laws, and all Kinderhook Restricted Shares have been validly and timely registered with the SEC, to the extent required to be registered. All issued and outstanding shares of capital stock of Kinderhook’s Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of Kinderhook’s Subsidiaries are owned by Kinderhook or a wholly owned Subsidiary thereof, free and clear of all Liens. None of Kinderhook’s Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Kinderhook’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Each of the Subsidiaries of Kinderhook is directly or indirectly wholly owned by Kinderhook. Kinderhook has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Neither Kinderhook nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Kinderhook or such Subsidiary on any matter. Section 3.2(c)(iii) of the Kinderhook Disclosure Letter sets forth a true, correct and complete listing of each outstanding series of trust preferred securities, REIT preferred securities and subordinated debt securities of Kinderhook and its Subsidiaries and certain information with respect thereto, including the holders of such securities as of the date of this Agreement.

(d)          Reports; Financial Statements. (i)  Kinderhook and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivision, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Kinderhook and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Kinderhook, investigation into the business or operations of Kinderhook or any of its Subsidiaries since December 31, 2015, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Kinderhook or any of its Subsidiaries, and (C) there has been no formal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Kinderhook or any of its Subsidiaries since December 31, 2015.

(ii)          An accurate copy of each final SEC Report filed with or furnished by Kinderhook or any of its Subsidiaries to the SEC since December 31, 2015 pursuant to the Securities Act or the Exchange Act (the “Kinderhook Reports”) is publicly available. No Kinderhook Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Kinderhook Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Kinderhook Reports.

(iii)         Kinderhook has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of the Kinderhook Financial Statements. The Kinderhook Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Kinderhook and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position (as applicable) of Kinderhook and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) comply in all material respects with applicable accounting requirements and with applicable Law with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Kinderhook and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Newman & Noyes, LLC has not resigned (or informed Kinderhook that it intends to resign) or been dismissed as independent public accountants of Kinderhook as a result of or in connection with any disagreements with Kinderhook on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv)         Neither Kinderhook nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Kinderhook, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Kinderhook as of September 30, 2018 included in the Kinderhook Financial Statements (including any notes thereto), and for liabilities incurred in (A) the ordinary course of business consistent with past practice since September 30, 2018 that are not, individually or in the aggregate, material to Kinderhook and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v)          The records, systems, controls, data and information of Kinderhook and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Kinderhook or its Subsidiaries or accountants (including all means of access thereto and therefrom). Kinderhook has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Kinderhook’s outside auditors and the audit committee of Kinderhook’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Kinderhook’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Kinderhook’s internal controls over financial reporting. Kinderhook has made available to Community prior to the date of this Agreement any such disclosures made by management to Kinderhook’s auditors and audit committee.

(vi)         Since December 31, 2015, (A) neither Kinderhook nor any of its Subsidiaries, nor, to the Knowledge of Kinderhook, any director, officer, auditor, accountant or Representative of Kinderhook or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Kinderhook or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Kinderhook or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Kinderhook or any of its Subsidiaries, whether or not employed by Kinderhook or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Kinderhook or any of its officers, directors, employees or agents to the Board of Directors of Kinderhook or any committee thereof or to the Knowledge of Kinderhook, to any director or officer of Kinderhook.

(e)          Absence of Certain Changes or Events. Since December 31, 2017, (A) except as set forth in Section 3.2(e) of the Kinderhook Disclosure Letter and for the negotiation of this Agreement and the transactions contemplated hereby, Kinderhook and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (B) neither Kinderhook nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (C) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Kinderhook.

(f)           Tax Matters. (i)  All material amounts of Taxes of Kinderhook and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Each of Kinderhook and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects. Neither Kinderhook nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Each of Kinderhook and its Subsidiaries has made available to Community true and correct copies of the United States federal, state and local income Tax Returns and related workpapers filed by it for any Taxable Period ending after December 31, 2012. No claim has ever been made by a Taxing Authority in a jurisdiction where Kinderhook or any of its Subsidiaries does not file a Tax Return that Kinderhook or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Kinderhook and each of its Subsidiaries, no basis for such a claim exists.

(ii)          Neither Kinderhook nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Kinderhook, any of its Subsidiaries or the assets of Kinderhook or any of its Subsidiaries. No officer or employee responsible for Tax matters of Kinderhook or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Kinderhook or any of its Subsidiaries, and neither Kinderhook nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and material state and local income and franchise Tax Returns of Kinderhook and its Subsidiaries for all Taxable Periods through 2014.

(iii)         Except as disclosed in Section 3.2(f) of the Kinderhook Disclosure Letter neither Kinderhook nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Kinderhook nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Kinderhook nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise. None of Kinderhook and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv)         Kinderhook and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v)          Neither Kinderhook nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Kinderhook or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi)         Neither Kinderhook nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of the Section 957(a) of the Code. Kinderhook and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii)        Neither Kinderhook nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c) of the Code or any comparable provision of state Tax Law. Neither Kinderhook nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (A) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Law; (B) as a result of any “closing agreement” as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Law, executed on or prior to the Closing Date; (C) with respect to any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Law; (D) with respect to any installment sale or open transaction disposition made on or prior to the Closing Date; or (E) with respect to any prepaid amount received on or prior to the Closing Date.

(viii)       The current net operating losses of Kinderhook and each of its Subsidiaries are described in Section 3.2(f)(viii) of the Kinderhook Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.2(f)(viii) of the Kinderhook Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations or any comparable provision of state or local Tax Law dealing with the utilization of net operating losses, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(ix)          Kinderhook and each of its Subsidiaries have disclosed on their Tax Returns any position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code or comparable provision of state or local Tax Law) did not exist at the time the Tax Return was filed. Neither Kinderhook nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction. Neither Kinderhook nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract which could be treated as a partnership for U.S. federal income Tax purposes.

(x)           Kinderhook has never elected to qualify as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”). Any Subsidiary of Kinderhook that has elected to qualify as a REIT for U.S. federal income tax purposes (i) has so elected for all applicable taxable years commencing with the taxable year ended December 31, 2007 through December 31, 2018; (ii) has been subject to taxation as a REIT and has satisfied the requirements to qualify as a REIT for each year referenced in clause (i) above; (iii) has operated since January 1, 2019 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iv) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT, and no such challenge is pending or threatened. Neither Kinderhook nor any of its Subsidiaries (i) holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulations issued under Section 337(d) of the Code, or (ii) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Section 3.2(f) of the Kinderhook Disclosure Letter contains a true and complete list of each Subsidiary of Kinderhook that is a REIT, each entity that is treated as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, and each entity that has elected to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(g)          Environmental Matters. (i)  Kinderhook has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of all environmental site assessments, environmental test results, environmental analytical data, boring logs and other environmental reports and studies held by Kinderhook and each of its Subsidiaries relating to their respective properties and Facilities.

(ii)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Kinderhook, Kinderhook and each of its Subsidiaries and their respective Facilities and properties are, and have been, in compliance with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to the properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Kinderhook, during the period of (A) Kinderhook’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, or (B) Kinderhook’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, there have been no releases, discharges, spillages or disposals of Hazardous Material on, under, adjacent to or affecting (or potentially affecting) such properties or Facilities.

(h)          Compliance with Permits, Laws and Orders. (i)  Kinderhook and each of its Subsidiaries have in effect all Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)          Kinderhook and each of its Subsidiaries are, and at all times since December 31, 2015 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business, financing, leasing, collection or other practices, and all agency requirements relating to the origination, sale and servicing of mortgage loans and consumer loans.

(iii)        Neither Kinderhook nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that Kinderhook or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.

(iv)         Neither Kinderhook nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal enforcement action issued by, or is a party to any formal written agreement, consent agreement or public memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any public supervisory letter from any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.

(v)          Neither Kinderhook nor any of its Subsidiaries (nor to Kinderhook’s Knowledge any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”) or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Kinderhook and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Kinderhook and its Subsidiaries with all applicable Anti-Corruption Laws.

(vi)         Kinderhook and its Subsidiaries are and since December 31, 2013 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Authority in jurisdictions where Kinderhook and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Kinderhook and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Kinderhook and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(vii)        Except as required by the Bank Secrecy Act, to Kinderhook’s Knowledge, no employee of Kinderhook or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Kinderhook or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Kinderhook nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Kinderhook or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Kinderhook or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(viii)       Neither Kinderhook nor any of its Subsidiaries nor to the Knowledge of Kinderhook, any director, officer, agent, employee or any other Person acting on behalf of Kinderhook or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any Governmental Authority (collectively, “Sanctions”), nor is Kinderhook or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, Kinderhook and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Kinderhook and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Kinderhook and its Subsidiaries with all applicable Sanctions.

(i)           Labor Matters. (i)  Neither Kinderhook nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. Since December 31, 2015, neither Kinderhook nor any of its Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Kinderhook or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Kinderhook, threatened against Kinderhook or any of its Subsidiaries, and none of Kinderhook nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2015. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Kinderhook to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(ii)          There is no unfair labor practice charge or other material Litigation regarding Service Providers against Kinderhook or any of its Subsidiaries pending, or to the Knowledge of Kinderhook, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board). Neither Kinderhook nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Kinderhook, threatened, under any such agreement.

(iii)         Kinderhook and its Subsidiaries are and have been since December 31, 2015 in compliance in all material respects with, and to the Knowledge of Kinderhook are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 (together with any other similar Laws, “WARN”)) and wages and hours. During the ninety (90) day period prior to the date hereof, neither Kinderhook nor any of its Subsidiaries has effectuated or announced or has plans to effectuate or announce (A) a “plant closing,” (B) a “mass layoff” or (C) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN. No Service Providers provide services to Kinderhook or any of its Subsidiaries outside of the United States.

(iv)         No Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation relating to the (i) right of any such Service Provider to be employed by, or provide services to, Kinderhook and its Subsidiaries or (ii) knowledge or use of trade secrets or proprietary information. Except as disclosed in Section 3.2(i)(iv) of the Kinderhook Disclosure Letter, no Service Provider at or above the level of Vice President has given written notice or, to the Knowledge of Kinderhook, other notice of his or her intention to terminate his or her employment.

(j)           Employee Benefit Plans. (i)  Section 3.2(j)(i) of the Kinderhook Disclosure Letter contains a correct and complete list identifying each Kinderhook Benefit Plan. No Kinderhook Benefit Plan is operated outside of the United States. True and complete copies of each Kinderhook Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or written interpretations thereof (including summary plan descriptions) have been furnished to Community together with any related (A) determination letter received from the Internal Revenue Service (“IRS”), (B) material communications to or from the IRS, the Pension Benefit Guaranty Corporation or any other Governmental Authority and (C) the three (3) most recent annual reports on Form 5500, financial statements and actuarial reports. Neither Kinderhook nor any of its Subsidiaries has committed to make any amendment to any Kinderhook Benefit Plan or to adopt or approve any new Benefit Plan.

(ii)          Since December 31, 2015, all Kinderhook Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act (as amended) and all other applicable Laws and no events have occurred with respect to any Kinderhook Benefit Plan that could reasonably result in payment or assessment by or against Kinderhook or any of its Subsidiaries of any penalties, Taxes, or other claims for relief under ERISA or the Code. There are no pending or, to the Knowledge of Kinderhook, threatened Litigation, governmental audits or investigations or other proceedings or participant claims (other than claims for benefits in the ordinary course of business) with respect to or against any Kinderhook Benefit Plan or its assets. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or any breach of a fiduciary duty has occurred with respect to any Kinderhook Benefit Plan that has caused or would reasonably be expected to cause Kinderhook or any of its Subsidiaries to incur any Liability under ERISA or the Code. Each Kinderhook Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder. There is no Contract, plan or arrangement covering any Service Provider that, individually or collectively, would entitle any Service Provider to any Tax gross-up or similar payment from Kinderhook or any of its Subsidiaries in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. All contributions and amounts due and payable under any Kinderhook Benefit Plan have been timely paid and accrued on the Kinderhook Financial Statements in accordance with GAAP.

(iii)         Each Kinderhook Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Kinderhook, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued. Each trust created under any such Kinderhook Benefit Plan is, and has been since its establishment, exempt from Tax under Section 501(a) of the Code and, to the Knowledge of Kinderhook, there are no facts or circumstances that would reasonably be expected to result in the revocation of such exemption.

(iv)         Neither Kinderhook nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 of the Code nor has incurred or reasonably expects to incur, any Liability arising in connection with the termination of a Title IV Plan. Neither Kinderhook nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (or has ever sponsored, maintained, administered or contributed to or had any obligation to contribute to), or has any Liability (contingent or otherwise) with respect to, any Benefit Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer plan,” within the meaning of Section 210 of ERISA or “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA.

(v)          Neither Kinderhook nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Kinderhook Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code (and at the sole cost of the applicable Service Provider). There are no loans or other types of indebtedness outstanding between Kinderhook and any of its Subsidiaries, as creditor, and any Service Provider, as debtor (or vice versa, other than outstanding obligations with respect to employee compensation or payments or contributions under any Kinderhook Benefit Plan that are accrued but not yet paid).

(vi)         The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Service Provider to severance pay, any other payment or forgiveness of indebtedness, (B) increase or enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Kinderhook Benefit Plan or any other agreement or arrangement with any Service Provider, (C) result in any violation of, or default under, or limit the right of Kinderhook or its Subsidiaries, or, after the Effective Time, Community or any of its Subsidiaries, to amend, modify or terminate any Kinderhook Benefit Plan or (D) result in an amount paid or payable (whether in cash, property, in-kind benefits, the acceleration of vesting or payment or otherwise) that is an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          Material Contracts. (i)  Except as listed in Section 3.2(k) of the Kinderhook Disclosure Letter, as of the date of this Agreement, neither Kinderhook nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by Kinderhook or any of its Subsidiaries or the guarantee by Kinderhook or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of Kinderhook Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of Kinderhook or any of its Affiliates (including, after the Effective Time, Community or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Kinderhook or any of its Subsidiaries or Affiliates (including, after the Effective Time, Community or any of its Affiliates) may carry on its business, (C) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Kinderhook or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding twelve (12) months in duration (except those entered into in the ordinary course of business consistent with past practice with respect to Loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities), (D) any Contract between or among Kinderhook or any of its Subsidiaries or Affiliates, (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other technical services to or by Kinderhook or any of its Subsidiaries, (G) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (H) any Contract that provides any rights to investors in Kinderhook, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Kinderhook Board of Directors, (I) any Contract that provides for potential material indemnification payments by Kinderhook or any of its Subsidiaries, (J) any Contract or understanding with a labor union, in each case whether written or oral, (K) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Kinderhook or its Subsidiaries, (L) any Contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Authority in connection with the acquisition of a depository institution, or similar agreement that has indemnification earn-out or other obligations that continue in effect after the date of this Agreement or (M) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Kinderhook were required to file such with the SEC. With respect to each Contract described above: (w) the Contract is valid and binding on Kinderhook or the applicable Subsidiary party thereto and, to the Knowledge of Kinderhook, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Kinderhook nor any of its Subsidiaries is in Default thereunder; (y) neither Kinderhook nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Kinderhook, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. All indebtedness for money borrowed of Kinderhook and its Subsidiaries is prepayable without penalty or premium.

(ii)          All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, Contracts or agreements, whether entered into for Kinderhook’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Kinderhook nor any of its Subsidiaries, nor to the Knowledge of Kinderhook, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.

(l)           Legal Proceedings. There is no material Litigation pending or, to the Knowledge of Kinderhook, threatened against or involving Kinderhook or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Kinderhook or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Kinderhook or any of its Subsidiaries. There is no material Litigation pending or, to the Knowledge of Kinderhook, threatened, against or involving any officer, director, advisory director or employee of Kinderhook or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Kinderhook or its Subsidiaries.

(m)         Intellectual Property. (i)  Either Kinderhook or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by Kinderhook or its Subsidiaries in its or its Subsidiaries’ business. Neither Kinderhook nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Kinderhook or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Kinderhook or its Subsidiaries.

(ii)          Section 3.2(m)(ii) of the Kinderhook Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites and mask works owned by or exclusively licensed to Kinderhook or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Kinderhook, no royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii)         All patents, registered trademarks, service marks and copyrights held by Kinderhook and its Subsidiaries are valid and subsisting. Since December 31, 2015, neither Kinderhook nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)          Loan and Investment Portfolios. (i)  All loans, loan agreements, notes or borrowing arrangements (including leases, lines of credit, extensions of credit, credit enhancements, commitments, guarantees, loan participations, promissory notes, loan commitments and interest-bearing assets) (collectively, “Loans”) in which Kinderhook or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Kinderhook and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (C) to the extent secured, have been secured by valid Liens that have been perfected and (D) are not the subject of any written notice from an obligor asserting any defense, set-off or counterclaim with respect thereto.

(ii)          True and complete lists of all Loans as of December 31, 2018 and on a monthly basis thereafter, and of the investment portfolios of Kinderhook and each of its Subsidiaries as of such date, are disclosed in Section 3.2(n)(ii) of the Kinderhook Disclosure Letter. Except as specifically set forth in Section 3.2(n)(ii) of the Kinderhook Disclosure Letter, neither Kinderhook nor any of its Subsidiaries is a party to any Loan that, as of the most recent month-end prior to the date of this Agreement, (A) was delinquent by more than thirty (30) days in the payment of principal and/or interest, (B) to the Knowledge of Kinderhook, was otherwise in material default for more than thirty (30) days, (C) was on non accrual status or classified as “substandard,” “doubtful,” “loss,” “other assets specially mentioned,” “special mention,” “criticized,” “classified,” “watch list” or any comparable classification, (D) was an obligation of any director, executive officer or five percent (5%) shareholder of Kinderhook or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, (E) was in violation of any Law, (F) has had its respective terms to maturity accelerated or with respect to which Kinderhook or any Subsidiary of Kinderhook has notified the borrower of its intention to accelerate the Loan or declare a default, (G) has been terminated or amended by Kinderhook or any Subsidiary of Kinderhook during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (H) has a borrower, customer or other party to such Loan which has notified Kinderhook or any Subsidiary of Kinderhook during the past twelve (12) months of, or has asserted against Kinderhook, orally or in writing, any “lender liability” or similar claim, (I) has, during the past two (2) years, had its interest rate terms reduced and/or the maturity dates extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (J) in connection therewith, has a specific reserve allocation, or (K) was classified by Kinderhook as “other real estate owned,” including all other assets currently held that were acquired through foreclosure or in lieu of foreclosure (such Loans described in clauses (A) through (K), “Delinquent Loans”).

(iii)         Each outstanding Loan (including Loans held for resale to investors) in which Kinderhook or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Kinderhook and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv)         None of the agreements pursuant to which Kinderhook or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and neither Kinderhook nor any of its Subsidiaries has received written notice of any pending claim for it to repurchase Loans or interests therein.

(v)          Neither Kinderhook nor any of its Subsidiaries is now nor has it ever been since December 31, 2015, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o)          Adequacy of Allowances for Losses. Each of the allowances for losses on Loans and other real estate included on the balance sheet as of September 30, 2018 included in the Kinderhook Financial Statements is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Kinderhook, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements). Each of the allowances for losses on Loans and other real estate reflected on the books of Kinderhook and its Subsidiaries at all times from and after the date of the balance sheet included in the Kinderhook Financial Statements as of September 30, 2018 is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Kinderhook, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p)          Community Reinvestment Act. Kinderhook Bank is in compliance in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has received a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Kinderhook, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(q)          Privacy of Customer Information. (i)  Kinderhook and its Subsidiaries, as applicable, are the sole owners of all personally identifiable financial information (“PIFI”) relating to customers, former customers and prospective customers that will be transferred to Community or a Subsidiary of Community pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(q), “PIFI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 C.F.R. Part 1016.

(ii)          Kinderhook and its Subsidiaries’ collection and use of such PIFI, the transfer of such PIFI to Community or any of its Subsidiaries, and the use of such PIFI by Community or any of its Subsidiaries complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(r)           Technology Systems. (i)  Except as set forth in Section 3.2(r) of the Kinderhook Disclosure Letter, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue following the Effective Time to the same extent and in the same manner that it has been used by Kinderhook and its Subsidiaries prior to the Effective Time.

(ii)          The Technology Systems (for a period of eighteen (18) months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Kinderhook. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii)         Kinderhook has furnished to Community a true and correct copy of Kinderhook’s disaster recovery and business continuity arrangements.

(iv)         Neither Kinderhook nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Kinderhook’s or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(s)          Insurance Policies. Kinderhook and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. Section 3.2(s) of the Kinderhook Disclosure Letter sets forth a true and complete list of all such insurance policies. Neither Kinderhook nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Kinderhook and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof, each such policy is in full force and effect, none of Kinderhook or any of its Subsidiaries has received any notice of a material premium increase or involuntary cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Kinderhook and its Subsidiaries, Kinderhook or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three (3) years, none of Kinderhook or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and Kinderhook has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(t)           Corporate Documents. Kinderhook has delivered to Community, with respect to Kinderhook and each of its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its Board of Directors, all as amended and currently in effect. All of the foregoing are current, complete and correct in all material respects.

(u)          State Takeover Laws. Kinderhook has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Law of any jurisdiction (collectively, “Takeover Laws”). Kinderhook has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(v)          Certain Actions. Neither Kinderhook nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Kinderhook, there are no facts or circumstances that are reasonably likely to materially impede or delay receipt of any Requisite Regulatory Approval. To the Knowledge of Kinderhook, there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(w)         Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Kinderhook, (a) Kinderhook or a Subsidiary of Kinderhook has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Kinderhook Financial Statements as being owned by Kinderhook or a Subsidiary of Kinderhook or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Kinderhook Owned Properties”), free and clear of all Liens, except (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Kinderhook consistent with past practice, (v) restrictions on transfers under applicable Securities Laws, or (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (v), collectively, “Permitted Liens”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Kinderhook Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Kinderhook Owned Properties, the “Kinderhook Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Kinderhook, the lessor, and Kinderhook or a Subsidiary of Kinderhook has the right under such valid and existing leases to occupy or use all of such Kinderhook Real Property as presently occupied and used by Kinderhook or such Subsidiary. There are no pending or, to the Knowledge of Kinderhook, threatened condemnation proceedings against the Kinderhook Real Property. Kinderhook has previously made available to Community a true and complete list of all Kinderhook Real Property as of the date of this Agreement.

(x)          Administration of Trust Accounts. Kinderhook and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither Kinderhook nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Kinderhook or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

(y)          Brokers and Finders. Except as set forth in Section 3.2(y) of the Kinderhook Disclosure Letter, neither Kinderhook nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. A true and complete copy of the engagement letter(s) between Kinderhook and its broker, finders or investment advisors has been delivered to Community.

(z)          Fairness Opinion. Prior to the execution of this Agreement, Kinderhook has received an executed opinion of the party identified on Section 3.2(z) of the Kinderhook Disclosure Letter to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Kinderhook and a signed copy of such opinion has been delivered to Community. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)        Transactions with Insiders and Affiliates. Except as disclosed in Section 3.2(aa) of the Kinderhook Disclosure Letter, there are no agreements, Contracts, plans, arrangements or other transactions, nor are there any currently proposed transaction or series of related transactions, between Kinderhook or any of its Subsidiaries, on the one hand, and any (1) officer or director of Kinderhook or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Kinderhook or (3) related interest or family member of any such officer, director or record or beneficial owner, in any case other than bank customer relationships, employment and related agreements, employee benefit plans and bank-owned life insurance policies.

(bb)        Certain Information. When the Proxy Statement or any amendment thereto shall be disseminated to the Kinderhook Shareholders, and at all times subsequent to such dissemination up to and including the time of the Kinderhook Shareholder Meeting to vote upon the adoption of this Agreement, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Kinderhook relating to Kinderhook or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Kinderhook and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.7 of this Agreement shall be true, correct and complete in all material respects.

(cc)        Investment Securities. (i)  Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Kinderhook Financial Statements, and none of the material investments made by Kinderhook or any of its Subsidiaries since September 30, 2018, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)          Each of Kinderhook and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Kinderhook Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Kinderhook or its Subsidiaries. Such securities and commodities are valued on the books of Kinderhook in accordance with GAAP in all material respects.

(iii)         Kinderhook and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Kinderhook believes are prudent and reasonable in the context of such businesses and Kinderhook and its Subsidiaries have, since December 31, 2015, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Kinderhook has made available to Community the material terms of such policies, practices and procedures.

(dd)        Ownership of Community Common Stock. Neither Kinderhook, any Subsidiary of Kinderhook nor, to the Knowledge of Kinderhook, any director or officer of Kinderhook or of any Subsidiary of Kinderhook, beneficially owns or, within the past two (2) years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of Community Common Stock.

Section 3.3          Representations and Warranties of Community and Merger Sub. Subject to and giving effect to Section 3.1 and except as (i) set forth in the Community Disclosure Letter or (ii) disclosed in any of Community’s SEC Reports filed with or furnished to the SEC on or after December 31, 2017 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Community and Merger Sub hereby represent and warrant to Kinderhook as follows:

(a)          Organization, Standing, and Power. Community and each of its Subsidiaries (including Merger Sub) (i) are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii), where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Community. Community is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements to be treated as a financial holding company under the BHC Act. Community Bank is a national banking association with its main office located in the State of New York. Community Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Community, threatened.

(b)          Authority; No Breach of Agreement. (i)  Each of Community and Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 3.2(dd), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Community’s duly constituted Board of Directors). Assuming due authorization, execution and delivery of this Agreement by Kinderhook, this Agreement represents a legal, valid and binding obligation of each of Community and Merger Sub, enforceable against Community and Merger Sub, respectively, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles, except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)          Each of Community’s and Merger Sub’s Boards of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. Community Bank’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii)         Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Community, Merger Sub or Community Bank, as applicable, nor the consummation by any of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Community, Merger Sub or Community Bank, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Community or any of its Subsidiaries (including Merger Sub) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Community or any of its Subsidiaries (including Merger Sub) is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (iv) below, violate any Law or Order applicable to Community, Merger Sub or Community Bank or any of their respective material assets, except, in the case of clauses (B) and (C), as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Community or Merger Sub to perform their respective obligations under this Agreement or to timely consummate the Merger.

(iv)         Except for (A) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (B) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, notices and filings, (C) the filing of any required applications, notices or filings with any state banking authorities listed on Section 3.3(b)(iv)(C) of the Community Disclosure Letter or Section 3.2(b)(vi)(C) of the Kinderhook Disclosure Letter and approval of such applications, notices or filings, (D) the filing of the Certificate of Merger with the New York Secretary pursuant to the NYBCL and (E) as otherwise set forth in Section 3.3(b)(iv)(E) of the Community Disclosure Letter, no Order of, or Consent of, to or with any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Community, Merger Sub or Community Bank, as applicable, or the consummation by Community, Merger Sub or Community Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c)          Legal Proceedings. There is no Litigation pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries (including Merger Sub) or its or any of its Subsidiaries’ (including Merger Sub’s) assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Community or any of its Subsidiaries (including Merger Sub), nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Community or any of its Subsidiaries (including Merger Sub) that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Community or Merger Sub to perform their respective obligations under this Agreement or to timely consummate the Merger.

(d)          Certain Actions. Neither Community nor any of its Subsidiaries (including Merger Sub) or Affiliates has taken or agreed to take any action, and to the Knowledge of Community, there are no facts or circumstances, that are reasonably likely to materially impede or delay receipt of any Requisite Regulatory Approval. To Community’s Knowledge there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(e)          No Prior Activities. Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)           Brokers and Finders. Except for Loomis & Co., Inc., neither Community nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(g)          Merger Consideration. Community now has and will have, at the Effective Time, a sufficient amount of cash to pay the amounts contemplated by Article 2.

(h)          Certain Information. When the Proxy Statement or any amendment thereto shall be disseminated to the Kinderhook Shareholders, and at all times subsequent to such dissemination up to and including the time of the Kinderhook Shareholder Meeting to vote upon the adoption of this Agreement, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Community relating to Community or any of its Subsidiaries (including Merger Sub), (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Community, Merger Sub and their respective directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.7 of this Agreement shall be true, correct and complete in all material respects.

(i)           Compliance with Permits, Laws and Orders. (i)  Community and each of its Subsidiaries have in effect all material Permits and have made all material filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all material fees and assessments due and payable in connection therewith) and there has occurred no Default under any material Permit applicable to their respective businesses or employees conducting their respective businesses. (ii) Community and each of its Subsidiaries are, and at all times since December 31, 2015 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business, financing, leasing, collection or other practices, and all agency requirements relating to the origination, sale and servicing of mortgage loans and consumer loans.

(iii)         Neither Community nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that Community or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.

(iv)         Neither Community nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal enforcement action issued by, or is a party to any formal written agreement, consent agreement or public memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any public supervisory letter from any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy.

(v)          Neither Community nor any of its Subsidiaries (nor to Community’s Knowledge any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any Anti-Corruption Laws or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Community and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Community and its Subsidiaries with all applicable Anti-Corruption Laws.

(vi)         Community and its Subsidiaries are and since December 31, 2013 have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws. Community and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Community and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(vii)        Except as required by the Bank Secrecy Act, to Community’s Knowledge, no employee of Community or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Community or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Community nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Community or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Community or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(viii)       Neither Community nor any of its Subsidiaries nor to the Knowledge of Community, any director, officer, agent, employee or any other Person acting on behalf of Community or any of its Subsidiaries, is currently the subject or the target of Sanctions, nor is Community or any of its Subsidiaries located, organized or resident in a Sanctioned Country. For the past five (5) years, Community and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Community and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Community and its Subsidiaries with all applicable Sanctions.

(j)           Labor Matters. (i)  Neither Community nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. Since December 31, 2015, neither Community nor any its Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Community or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike or work stoppage pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Community to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(ii)          There is no material unfair labor practice charge or other material Litigation regarding Service Providers against Community or any of its Subsidiaries pending, or to the Knowledge of Community, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board). Neither Community nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Community, threatened, under any such agreement.

(iii)         Community and its Subsidiaries are in compliance in all material respects with, and to the Knowledge of Community are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988.

(k)          Employee Benefit Plans. All Community Benefit Plans are being administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act (as amended) and all other applicable Law. Each Community Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Community, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued.

(l)           Community Reinvestment Act. Community Bank is in compliance in all material respects with the provisions of the CRA and the rules and regulations thereunder, has received a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Community, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(m)         Privacy of Customer Information.  Community and its Subsidiaries’ collection and use of PIFI and the use of such PIFI by Community or any of its Subsidiaries complies in all material respects with all applicable Law.

(n)          Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Community and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity.

(o)          Certain Actions. Neither Community nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Community, there are no facts or circumstances that are reasonably likely to materially impede or delay receipt of any Requisite Regulatory Approval. To the Knowledge of Community, there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

Article 4

Covenants and Additional Agreements of the Parties

Section 4.1          Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Community (such consent not to be unreasonably withheld, conditioned or delayed), (a) Kinderhook shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed, and (b) each Party shall, and shall cause its Subsidiaries to, take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of any Party to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 4.2          Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law, Kinderhook shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Community (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          amend or propose to amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b)          (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than (A) dividends paid by any of the Subsidiaries of Kinderhook to Kinderhook or any of its wholly-owned Subsidiaries, (B) regular quarterly cash dividends by Kinderhook at a rate not in excess of $0.25 per share of Kinderhook Common Stock with record and payment dates consistent with the comparable quarters in the prior year, except that with the consent of Community, not to be unreasonably withheld, conditioned or delayed, Kinderhook may adjust the declaration, record and/or payable dates with regard to Kinderhook’s last dividend prior to the Effective Time so that the amount of the final dividend prior to the Effective Time on Kinderhook Common Stock shall be adjusted to reflect the normal dividend rate of $0.25 per share multiplied by the number of days that have elapsed in that calendar quarter prior to Closing, divided by ninety (90), (C) dividends payable on the Kinderhook Preferred Stock in accordance with the terms of the Kinderhook Charter, and (D) dividends payable on the trust preferred securities issued by Kinderhook and listed on Section 4.16 of the Kinderhook Disclosure Letter in accordance with the terms of the applicable governing documents, (iii) grant or issue any Rights, (iv) issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or Rights, other than issuances of Kinderhook Common Stock upon the exercise of Kinderhook Warrants in existence on the date hereof pursuant to their terms or upon the conversion of shares of Kinderhook Preferred Stock outstanding on the date hereof in accordance with the terms of the Kinderhook Charter, or (v) make any material change in any instrument or Contract governing the terms of any of its securities;

(c)          other than in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person other than a wholly-owned Subsidiary of Kinderhook;

(d)          charge off (except as may otherwise be required by Law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of Loans;

(e)          terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent Liability;

(f)           enter into any material new line of business;

(g)          except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any Lien, encumbrance or other Liability any of its assets; (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $25,000 in the aggregate for Kinderhook and its Subsidiaries; or (iv) incur any material Liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 3.2(k) of the Kinderhook Disclosure Letter or transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property;

(h)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six (6) months or less)); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)           other than purchases of investment securities in the ordinary course of business consistent with past practice, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)           except in the ordinary course of business, terminate, materially amend or modify or waive any material provision of, any material Contract other than any contract that terminates by its terms or normal renewals of Contracts without material adverse changes of terms, or enter into any material Contract;

(k)          other than as required under applicable Law or by Kinderhook Benefit Plans as in effect at the date of this Agreement or as otherwise listed in Section 3.2(j)(i) of the Kinderhook Disclosure Letter, (i) adopt, enter into, establish, terminate, renew or amend any Benefit Plan (or communicate any intention to take any such action), (ii) change the compensation or benefits of any director, officer or other Service Provider with an annual base salary or wages that is reasonably anticipated to exceed $100,000 or, other than in the ordinary course of business consistent with past practice, of any other Service Provider, (iii) adopt, enter into or amend any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any equity awards or other incentive compensation, or pay any bonus or incentive compensation under a pre-existing Kinderhook Benefit Plan in excess of the amount earned based on actual performance, (vi) accelerate any rights or benefits under any Kinderhook Benefit Plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Kinderhook Restricted Shares or otherwise amend the terms of any outstanding SAR Rights, equity awards or equity-based awards, (vii) pay any severance in excess of what is legally required, (viii) take any action to fund or secure the payment of any amounts under any Kinderhook Benefit Plan, or change any assumptions used to calculate funding or contribution obligations under any Kinderhook Benefit Plan, other than as required by GAAP, or (ix) hire or terminate (other than for cause) any director, officer, or any other Service Provider with annual base salary or wages that is reasonably anticipated to exceed $100,000;

(l)           commence, settle or agree to settle any Litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $25,000 individually or $50,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Kinderhook or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Kinderhook or any of its Subsidiaries, or, after the Closing, Community or any of its Subsidiaries;

(m)         materially revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or any Regulatory Authority;

(n)          (i) file any Tax Return except in the ordinary course of business consistent with past practice or amend any Tax Return; (ii) settle or compromise any Tax Liability; (iii) make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(o)          change its fiscal or Tax year;

(p)          knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied; provided, that nothing in this Section 4.2(p) shall preclude Kinderhook from exercising its rights under Section 4.5 or 4.11;

(q)          merge or consolidate itself or its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve (or adopt or enter into a plan to effect any of the foregoing) itself or any of its Subsidiaries (other than mergers or consolidations solely involving its Subsidiaries);

(r)           acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $25,000;

(s)          enter into any Contract that would have been required to be disclosed in Section 3.2(k) of the Kinderhook Disclosure Letter had it been entered into prior to the execution of this Agreement;

(t)           make any material changes in the mix, rates, terms or maturities of Kinderhook Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility;

(u)          make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Authority;

(v)          make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Community; provided, that this covenant shall not prohibit Kinderhook Bank from extending or renewing Loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of Loans currently in its Loan portfolio;

(w)         renew or enter into any non compete, exclusivity, non solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Kinderhook or any of its Subsidiaries or, after the Effective Time, Community or any of its Subsidiaries;

(x)          waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Kinderhook or any of its Subsidiaries is a party;

(y)          engage in (or modify in a manner adverse to Kinderhook or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate or any director or officer thereof (or any Affiliate or immediate family member of any such Person or any Affiliate of such Person’s immediate family members);

(z)          except in the ordinary course of business consistent with past practice, enter into any new lease of real property or amend the terms of any existing lease of real property;

(aa)        incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $50,000, except as disclosed in the annual business plan or budget previously disclosed to Community; or

(bb)        agree or commit to take any of the actions prohibited by this Section 4.2.

Section 4.3          Litigation. Each of Community and Kinderhook shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of Community or Kinderhook, as applicable, threatened against Community, Kinderhook or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Community, Merger Sub, Kinderhook or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Kinderhook shall give Community the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Kinderhook and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Community’s prior written consent.

Section 4.4          State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Merger Sub and Kinderhook shall execute and the Parties shall cause to be filed the Certificate of Merger with the New York Secretary and any other such filings with the State of New York necessary to effect the transactions contemplated in this Agreement.

Section 4.5          Preparation of the Proxy Statement; Kinderhook Shareholder Approval. (a)  As promptly as reasonably practicable after the execution of this Agreement, and in any event not later than March 12, 2019, Kinderhook, in consultation with Community, shall prepare the Proxy Statement and disseminate it to the Kinderhook Shareholders. Community shall provide to Kinderhook all information concerning Community and Merger Sub as may be reasonably requested by Kinderhook in connection with the Proxy Statement and shall otherwise assist and cooperate with Kinderhook in the preparation of the Proxy Statement. Each of Kinderhook, Community and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. Prior to any dissemination of the Proxy Statement (or any amendment or supplement thereto) to the Kinderhook Shareholders, Kinderhook shall provide Community with a reasonable opportunity to review and to propose comments on such document, which Kinderhook shall consider in good faith, it being understood and agreed that the Proxy Statement disseminated to the Kinderhook Shareholders, as well as any amendments or supplements thereto, shall be in a form approved by Community.

(b)          Kinderhook shall call and give notice of a meeting of its shareholders (the “Kinderhook Shareholder Meeting”) to be held as soon as reasonably practicable, and in any event within forty-five (45) days after the mailing of the Proxy Statement, for the purpose of obtaining the Kinderhook Shareholder Approval and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and Kinderhook shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Kinderhook shall use its reasonable best efforts to obtain from the shareholders of Kinderhook the Kinderhook Shareholder Approval, including by communicating to its shareholders the Kinderhook Directors’ Recommendation (and including such recommendation in the Proxy Statement), and Kinderhook shall engage a proxy solicitor reasonably acceptable to Community to assist in the solicitation of proxies from shareholders relating to the Kinderhook Shareholder Approval, provided, however, that, prior to the Kinderhook Shareholder Meeting and subject to Sections 6.1 and 6.2, so long as Kinderhook has complied with its obligations under Section 4.11, if the Board of Directors of Kinderhook, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that, because of (x) the receipt of an Acquisition Proposal that constitutes a Superior Proposal or (y) the occurrence of an Intervening Event, failure to take such action would result in a violation of its fiduciary duties under applicable Law, the Board of Directors of Kinderhook may submit this Agreement to Kinderhook’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Kinderhook may communicate the basis for its lack of a recommendation to Kinderhook’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, further, that the Board of Directors of Kinderhook may not take any actions under the foregoing proviso unless (i) it gives Community at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonably detailed description of the Acquisition Proposal or Intervening Event giving rise to its determination to take such action (including, in the case of an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or modification thereof), (ii) during such five (5) Business Day notice period, Kinderhook shall, and shall cause its financial and legal advisors to, negotiate with Community in good faith (to the extent Community seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Community, and (iii) at the end of such notice period, the Board of Directors of Kinderhook takes into account in good faith any amendment or modification to this Agreement proposed by Community and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal or material development with respect to any Intervening Event will be deemed to be a new Acquisition Proposal or Intervening Event, as the case may be, for purposes of this Section 4.5(b) and will require a new notice period as referred to in this Section 4.5(b).

(c)          Kinderhook shall adjourn or postpone the Kinderhook Shareholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Kinderhook Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Kinderhook has not received proxies representing a sufficient number of shares necessary to obtain the Kinderhook Shareholder Approval, and, subject to the terms and conditions of this Agreement, Kinderhook shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from the Kinderhook Shareholders in favor of the Kinderhook Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Kinderhook Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Kinderhook at the Kinderhook Shareholder Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Kinderhook of such obligation.

Section 4.6          Reasonable Best Efforts. (a)  Subject to the terms and conditions of this Agreement, including Section 4.7, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that Kinderhook shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Community, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b)          Following the Effective Time, the Parties shall take all actions necessary to consummate the Bank Merger.

(c)          The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

Section 4.7          Applications and Consents. (a)  The Parties shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such Governmental Authorities and third parties. Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than forty-five (45) days after the date of this Agreement, Community and Kinderhook shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Authority in order to obtain the Requisite Regulatory Approvals.

(b)          Community and Kinderhook shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Kinderhook or Community, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. To the extent not prohibited by applicable Law, the Parties agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, Kinderhook shall give Community and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)          In furtherance and not in limitation of the foregoing, each of Community and Kinderhook shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.

(d)          Community and Kinderhook shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Community, Kinderhook or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          To the extent permitted by applicable Law, Community and Kinderhook shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such Consent will be materially delayed.

(f)           As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, Consents, Orders or approvals from, to or with (x) the Federal Reserve Board, the OCC, the FDIC, the New York State Department of Financial Services, any Federal Home Loan Bank or any Federal Reserve Bank that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (y) any other approvals set forth in Sections 3.2(b)(vi) and 3.3(b)(iv) that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except in the case of this clause (y) for any such authorizations, Consents, Orders or approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Kinderhook or Community, as the case may be.

(g)          Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Community or its Subsidiaries (including Merger Sub) to take, or agree to take, any actions, or to accept any restriction, requirement or condition imposed by any Regulatory Authority, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community or Kinderhook, or materially reduce the benefits or materially increase the burdens of the transactions contemplated hereby to such a degree that Community or another similarly situated reasonable financial institution would not have entered into this Agreement had such actions, conditions, restrictions or requirements been known at the date hereof (a “Materially Burdensome Regulatory Condition”).

Section 4.8          Notification of Certain Matters. Each Party will give prompt written notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, change, circumstance or effect that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1. Kinderhook shall deliver to Community a copy of the written opinion (or any withdrawal of such opinion) of any financial advisor, as soon as reasonably practicable after Kinderhook’s receipt thereof.

Section 4.9          Investigation and Confidentiality. (a)  Upon reasonable notice and subject to applicable Laws, Kinderhook shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Community, access, during normal business hours during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, personnel, information technology systems and records, and, during such period, Kinderhook shall, and shall cause its Subsidiaries to, make available to Community such information concerning their respective businesses, properties and personnel as Community may request. Community shall use commercially reasonable efforts to minimize any interference with Kinderhook’s regular business operations during any such access. No investigation by Community shall affect the representations and warranties of Kinderhook or the right of Community to rely thereon.

(b)          Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement.

(c)          Kinderhook shall provide Community, no later than fifteen (15) days after the end of each month, a written update on each of its Delinquent Loans and such other information with respect to Kinderhook’s and its Subsidiaries’ Loan portfolio as is reasonably requested by Community.

Section 4.10        Press Releases; Publicity. Prior to the Effective Time, each Party shall consult with and obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other as to the form and substance of any press release, other public statement or stockholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or stockholder communication or making any other public or stockholder disclosure related thereto; provided, that nothing in this Section 4.10 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or the NYSE.

Section 4.11        Acquisition Proposals. (a)  Kinderhook agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person (other than Persons who are Affiliates or Representatives of Kinderhook or Community) relating to, or (iv) approve, recommend, agree to or accept, any Acquisition Proposal; provided, that, prior to, but not after, the time the Kinderhook Shareholder Approval is obtained, if Kinderhook receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that was not received in violation of clauses (i) – (iv) above, and Kinderhook’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Kinderhook may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data to and participate in such negotiations or discussions with the Person making such Acquisition Proposal to the extent that the Board of Directors of Kinderhook concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Kinderhook shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and shall provide to Community any such information not previously provided to Community. Kinderhook will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Community with respect to any Acquisition Proposal. Kinderhook shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Community and its Affiliates and its and their Representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and shall withdraw and terminate any access that was granted to any third party to any “data room” (electronic or physical) that was established in connection with a transaction involving Kinderhook.

(b)          Kinderhook shall promptly, and in any event within forty-eight (48) hours of receipt, advise Community in writing in the event Kinderhook or any of its directors, employees, officers or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Community with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). Kinderhook shall keep Community informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within forty-eight (48) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Kinderhook shall promptly (and in any event within forty-eight (48) hours) notify Community orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(c)          Neither the Board of Directors of Kinderhook nor any committee thereof shall (i) except as expressly permitted by Section 4.5(a), (A) withdraw (or modify or qualify in any manner adverse to Community) the approval, recommendation or declaration of advisability by the Board of Directors of Kinderhook or any such committee of this Agreement, the Merger, or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its shareholders without recommendation (each such action set forth in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit Kinderhook or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions.

(d)          Kinderhook agrees that any breach by its directors, officers, employees, Affiliates or Representatives of this Section 4.11 shall be deemed a breach by Kinderhook.

(e)          Nothing contained in this Agreement shall prevent Kinderhook or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Kinderhook’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

Section 4.12        Takeover Laws. None of Kinderhook, Community, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 4.13        Employee Matters. (a)  Community agrees that each current employee of Kinderhook or any of its Subsidiaries who continues as an employee of the Surviving Corporation or any of its Subsidiaries after the Effective Time (collectively, the “Continuing Employees”) will, during the period commencing on the Effective Time and ending one year following the Effective Time, continue to be provided with: (i) a base salary or base wage that is no less favorable than that in effect immediately prior to the Effective Time for the applicable Continuing Employee; and (ii) an annual cash bonus opportunity that is no less favorable than that in effect immediately prior to the Effective Time for the applicable Continuing Employee (for the avoidance of doubt, excluding value attributable to equity or equity-based compensation such as SAR Rights).

(b)          Except as would result in a duplication of benefits, the Continuing Employees shall be given, subject to applicable Law, credit for past service with Kinderhook and its Subsidiaries to the extent credited by Kinderhook and its Subsidiaries prior to the Effective Time for purposes of determining eligibility for employee benefits under all employee health and welfare programs maintained by Community or its Subsidiaries in which such Continuing Employees participate following the Effective Time and for purposes of determining length of vacation, sick time and paid time off under Community’s applicable plan or policy (but not for purposes of eligibility for, vesting under, or accrual with respect to any defined benefit pension plan, retiree health or welfare plan or equity award or other long-term incentive compensation plans). In addition, under the welfare plans of Community and its Subsidiaries in which Continuing Employees participate, Community shall use its commercially reasonable efforts to (i) waive, or cause to be waived, for each participating Continuing Employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Kinderhook or its Subsidiaries prior to the Effective Time and (ii) recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by each participating Continuing Employee in the calendar year in which the Effective Time occurs.

(c)          Prior to the Effective Time, Kinderhook shall take, and shall cause its Subsidiaries to take, all actions that may be requested by Community in writing with respect to (i) causing one or more Kinderhook Benefit Plans to terminate as of or following the date immediately preceding the Effective Time or for benefit accruals and entitlements to cease as of or following the date immediately preceding the Effective Time, (ii) causing the continuation on and after the Effective Time of any Contract, arrangement or insurance policy relating to any Kinderhook Benefit Plan for such period as may be requested by Community, or (iii) cooperating with Community to facilitate the merger of any Kinderhook Benefit Plan into any Benefit Plan of Community or its Subsidiaries as of or following the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.13(c) shall be subject to Community’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)          Community shall honor, each in accordance with its terms, the employment agreements and severance arrangements with Continuing Employees in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Kinderhook Disclosure Letter, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time.

(e)          In the event of any termination of any Kinderhook Benefit Plan providing employer-provided health coverage or consolidation of any such plan with any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage within twelve (12) months after the Effective Time, (i) Community shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated employees of Community and its Subsidiaries and (ii) former employees of Kinderhook or any of its Subsidiaries and their qualified beneficiaries will have the right to continued coverage under a group health plan of Community to the extent required by The Consolidated Omnibus Budget Reconciliation Act of 1985.

(f)           Severance and Retention Payments.

(i)          Community will provide any employee who is employed by Kinderhook or Kinderhook Bank immediately prior to the Effective Time and who is not otherwise covered by an individual severance or change in control agreement and whose employment is terminated by Community or Community Bank without Cause (as defined in Section 4.13(f)(i) of the Kinderhook Disclosure Letter) at or within six (6) months following the Effective Time with severance payments equal to one (1) week of base salary for each full year of service with Kinderhook or Kinderhook Bank, with a minimum benefit of four (4) weeks of base salary and a maximum benefit of twenty-six (26) weeks of base salary, in all cases subject to such employee’s execution of a release of claims in a form reasonably acceptable to Community and paid without duplication of any other severance or termination benefit for which such employee is eligible.

(ii)         Community shall implement a stay bonus pool for stay bonus awards to select employees of Kinderhook and Kinderhook Bank on the terms set forth in Section 4.13(f)(ii) of the Kinderhook Disclosure Letter.

(g)          The provisions of this Section 4.13 are solely for the benefit of the parties hereto, and no Service Provider or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing herein, expressed or implied, shall be construed as an amendment to any Benefit Plan for any purpose or confer upon any Continuing Employee or any other Person any right to employment or continued employment with any of the parties hereto or any of their Subsidiaries or Affiliates for any period. Nothing in this Section 4.13 shall be construed to limit the right of Community or any of its Subsidiaries (including, following the Effective Time, Kinderhook and its Subsidiaries) to amend or terminate any Kinderhook Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.13 be construed to require Community or any of its Subsidiaries to retain the employment of any particular Continuing Employee for any fixed period of time following the Effective Time.

Section 4.14        Certain Policies. Following receipt of all Requisite Regulatory Approvals and adoption of this Agreement at the Kinderhook Shareholder Meeting:

(a)          Kinderhook shall, consistent with GAAP and applicable Law and on a basis mutually satisfactory to it and Community, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of Community;

(b)          Kinderhook and Community shall review the adequacy of reserves for loan losses currently established by Kinderhook and, if deemed warranted by both parties under GAAP, Kinderhook shall make mutually acceptable changes to such reserves; and

(c)          Kinderhook shall consult with Community with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Kinderhook’s expenses incurred in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement, and, subject to GAAP and applicable Law, Kinderhook shall recognize its costs and expenses in connection with the transactions contemplated hereby at such time or times as are reasonably requested by Community.

Section 4.15        Indemnification. (a)  From and after the Effective Time, the Surviving Corporation shall, and Community shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director, officer or employee of Kinderhook and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Kinderhook or any of its Subsidiaries or is or was serving at the request of Kinderhook or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and the Surviving Corporation shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted by applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. The Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such claim, action, suit, proceeding or investigation.

(b)          Subject to applicable Law, for a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Community shall cause the Surviving Corporation to, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Kinderhook (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Kinderhook or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of two hundred percent (200%) of the current annual premium paid as of the date hereof by Kinderhook for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Kinderhook, in consultation with Community, may (and at the request of Community, Kinderhook shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6) year “tail” policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Kinderhook purchases such a “tail policy,” the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for such six (6) year period.

(c)          Subject to applicable Law, the obligations of the Parties under this Section 4.15 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other Person entitled to the benefit of this Section 4.15 without the prior written consent of the affected Indemnified Party or affected Person.

(d)          Subject to applicable Law, the provisions of this Section 4.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

Section 4.16        Kinderhook Debt. (a)  Community will, or will cause the Surviving Corporation to, execute and deliver, by or on behalf of Kinderhook, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Kinderhook’s outstanding debt, guarantees, securities and other agreements listed on Section 4.16 of the Kinderhook Disclosure Letter to the extent required by the terms of such debt, guarantees, securities and other agreements.

(b)          Prior to the Effective Time, Kinderhook shall, and shall cause its Subsidiaries to, take all such actions reasonably requested by Community or any of its Subsidiaries with respect to the debt, guarantees, securities and other agreements described in Section 4.16(a) above (i) to the extent required by the terms thereof or under applicable Law to be taken prior to the Effective Time, including, without limitation, the giving of any notices that may be required in connection with the Merger or the Bank Merger, and the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the Merger, the Bank Merger and the respective consummation thereof or (ii) in order to facilitate Community’s compliance with the foregoing Section 4.16(a).

Section 4.17        Systems Integration; Operating Functions. From and after the date hereof, Kinderhook and Kinderhook Bank shall and shall cause their directors, officers and employees to, and shall make all reasonable best efforts (without undue disruption to either business) to cause Kinderhook Bank’s data processing consultants and software providers to, cooperate and assist Community in connection with an electronic and systems conversion of all applicable data of Kinderhook and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Kinderhook and its Subsidiaries to the Community systems. Such cooperation and assistance shall include the training of Kinderhook’s and its Subsidiaries’ employees, during normal business hours, and providing Community and its Subsidiaries with computer file instructions with respect to the information in its data processing system regarding the assets and Liabilities of Kinderhook and Kinderhook Bank, together with operational procedures designed to implement the transfer of such information to Community and its Subsidiaries, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. Kinderhook and its Subsidiaries shall cooperate with Community in connection with the planning for the efficient and orderly combination of the parties and the operation of Community Bank (including the former operations of Kinderhook Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Community may decide. Kinderhook shall, and shall cause its Subsidiaries to, take any action Community may reasonably request prior to the Effective Time to facilitate the combination of the operations of Kinderhook Bank with Community Bank upon the completion of the Merger. After the execution of this Agreement, Kinderhook and Community shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters. Prior to the Effective Time, Kinderhook shall not enter into, extend, modify, or terminate any agreement with a third party vendor providing information technology or data processing services or software to Kinderhook or any Subsidiary of Kinderhook without the prior written consent of Community, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, senior officers of Kinderhook and Community shall meet from time to time as Kinderhook or Community may reasonably request, to review the financial and operational affairs of Kinderhook and its Subsidiaries, and Kinderhook shall give due consideration to Community’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Community nor Community Bank shall be permitted to exercise control of Kinderhook or Kinderhook Bank prior to the Effective Time, and (ii) neither Kinderhook nor Kinderhook Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

Section 4.18        Merger Sub Compliance. Community shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Article 5

Conditions Precedent to Obligations to Consummate

Section 5.1          Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless legally waived by each Party pursuant to Section 7.6:

(a)          Shareholder Approval. Kinderhook shall have obtained the Kinderhook Shareholder Approval.

(b)          Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) solely insofar as this condition relates to the obligations of Community and Merger Sub, no such Requisite Regulatory Approval shall impose or contain any Materially Burdensome Regulatory Condition.

(c)          No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger or the Bank Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger or the Bank Merger.

Section 5.2          Conditions to Obligations of Community and Merger Sub. The obligations of Community and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Community pursuant to Section 7.6:

(a)          Representations and Warranties. The representations and warranties of Kinderhook set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Kinderhook (other than the representations and warranties set forth in (i) Section 3.2(c), which shall be true and correct except to a de minimis extent (relative to Section 3.2(c) taken as a whole) and (ii) Sections 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.2(b)(v)(A), 3.2(e)(C), 3.2(t), 3.2(u), 3.2(y), 3.2(z) and 3.2(dd), which shall be true and correct in all respects) shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Kinderhook, has had or would reasonably be expected to have a Material Adverse Effect on Kinderhook; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 5.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Community shall have received a certificate, dated the Closing Date, signed on behalf of Kinderhook by the chief executive officer and any executive vice president of Kinderhook, to such effect.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of Kinderhook to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Community shall have received a certificate, dated the Closing Date, signed on behalf of Kinderhook by the chief executive officer and any executive vice president of Kinderhook, to such effect.

(c)          Consents. Kinderhook shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.2(b) and Section 3.2(k) of the Kinderhook Disclosure Letter.

(d)          Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Kinderhook.

(e)          Dissenting Shares. Dissenting shares shall represent not more than twenty percent (20%) of the outstanding shares of Kinderhook Common Stock.

(f)           Systems Conversion. The electronic and systems conversion of all applicable data of Kinderhook and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Kinderhook and its Subsidiaries to the Community systems shall be scheduled to occur and prepared for completion, in each case, not later than the opening of business on the first Business Day following the Closing Date.

Section 5.3          Conditions to Obligations of Kinderhook. The obligations of Kinderhook to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Kinderhook pursuant to Section 7.6:

(a)          Representations and Warranties. The representations and warranties of Community and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Community or Merger Sub shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Community or Merger Sub, has had or would reasonably be expected to have a material adverse effect on the ability of Community and Merger Sub to perform their respective obligations under this Agreement or to timely consummate the Merger; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 5.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Kinderhook shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer or any executive vice president of Community, to such effect.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of Community and Merger Sub to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Kinderhook shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer or any executive vice president of Community to such effect.

Article 6

Termination

Section 6.1          Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Kinderhook Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          By mutual written consent of Kinderhook and Community;

(b)          By either Community or Kinderhook (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Kinderhook, in the case of a termination by Community, or Community and Merger Sub, in the case of a termination by Kinderhook, which breach or failure to be true, either individually or in the aggregate with all the other breaches by such Party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 5.2, in the case of a termination by Community, or Section 5.3, in the case of a termination by Kinderhook, and which is not cured within thirty (30) days following written notice to Kinderhook, in the case of a termination by Community, or Community, in the case of a termination by Kinderhook, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Expiration Date);

(c)          By either Community or Kinderhook in the event that the Kinderhook Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Kinderhook Shareholder Meeting; provided that Kinderhook may not terminate this Agreement under this Section 6.1(c) if it has not complied in all material respects with its obligations under Section 4.5 (including by complying with any adjournment or postponement obligations under Section 4.5);

(d)          By either Community or Kinderhook in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any Order restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall have become final and nonappealable;

(e)          By either Community or Kinderhook in the event that the Merger has not been consummated by 5:00 p.m., New York City time, on the first (1st) anniversary of the date of this Agreement (the “Expiration Date”), provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(e);

(f)           By Community in the event that Community or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Authority that it will not grant such Requisite Regulatory Approval without imposing a Materially Burdensome Regulatory Condition; or

(g)          By Community in the event that (i) the Kinderhook Board of Directors or any committee thereof effects an Adverse Recommendation Change, (ii) Kinderhook has failed to substantially comply with its obligations under Section 4.5 or 4.11, (iii) a tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding shares of Kinderhook Common Stock is commenced and Kinderhook shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Kinderhook recommends rejection of such tender or exchange offer, or (iv) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iii) of this Section 6.1(g)) with respect to Kinderhook is publicly announced and, upon Community’s request, Kinderhook fails to issue a press release announcing its opposition to such Acquisition Proposal and reaffirming the Kinderhook Directors’ Recommendation within three (3) Business Days after such request.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 7.8, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 6.2          Termination Fee. (a)  In the event that (i) (A) either Party terminates this Agreement pursuant to Section 6.1(c) or 6.1(e), or (B) Community terminates this Agreement pursuant to Section 6.1(b), (ii) prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to Kinderhook or any of its Subsidiaries or shall have been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to Kinderhook’s Board of Directors or senior management, an intention (whether or not conditional) to make an Acquisition Proposal, and (iii) within fifteen (15) months following such termination an Acquisition Proposal is consummated or a definitive agreement is entered into by Kinderhook with respect to an Acquisition Proposal, Kinderhook shall pay to Community, by wire transfer of immediately available funds, an amount equal to $3,700,000 (the “Termination Fee”) on the date of the earliest to occur of the events described in clause (iii) above; provided that for purposes of this Section 6.2(a), all references in the definition of “Acquisition Proposal” to twenty-five percent (25%) shall be to fifty percent (50%).

(b)          In the event that Community terminates this Agreement pursuant to Section 6.1(g), Kinderhook shall pay to Community, by wire transfer of immediately available funds, the Termination Fee within two (2) Business Days after the date this Agreement is terminated.

(c)          Kinderhook hereby acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Community would not enter into this Agreement. In the event that Kinderhook fails to pay if and when due any amount payable under this Section 6.2, then (i) Kinderhook shall reimburse Community for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Kinderhook shall pay to Community interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Community) in effect on the date such overdue amount was originally required to be paid.

(d)          Assuming Kinderhook is not in willful breach of its obligations under this Agreement, including Section 4.5 and 4.11, then the payment of the Termination Fee shall fully discharge Kinderhook from and be the sole and exclusive remedy of Community and Merger Sub with respect to any and all losses that may be suffered by Community or its Affiliates (including Merger Sub) based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement under Section 6.2(a) or 6.2(b). In no event shall Kinderhook be required to pay the Termination Fee on more than one occasion.

Section 6.3          Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Community, Kinderhook, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.9(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

Article 7

Miscellaneous

Section 7.1          Definitions. (a)  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Kinderhook and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Kinderhook or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of Kinderhook, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Kinderhook or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of Kinderhook, (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Kinderhook or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty-five percent (25%) of the consolidated assets of Kinderhook, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Community of the transactions contemplated hereby.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by Contract or otherwise.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), including any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, collective bargaining agreement, employee stock ownership, severance, change in control, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal or written or oral.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that the NYSE is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Community Common Stock” or “Community Shares” shall mean the $1.00 par value per share common stock of Community.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 13, 2018, by and between Community and Kinderhook.

“Consent” shall mean any filing, notice, registration, consent, approval, authorization, clearance, exemption, waiver, or similar affirmation with, to or by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for Permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Facilities” shall mean all buildings and improvements on the property of any Person.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, arbitrator or arbitration panel, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Intervening Event” shall mean any material event or development or material change in circumstances with respect to Kinderhook and its Subsidiaries, taken as a whole, that (i) arises or occurs after the date of this Agreement and was neither known by nor reasonably foreseeable to the Kinderhook Board of Directors as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal, (B) any Requisite Regulatory Approval or (C) any of the matters identified in clauses (A) – (E) of the definition of “Material Adverse Effect.”

“Kinderhook Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Kinderhook or any Subsidiary or ERISA Affiliate thereof, or under which Kinderhook or any Subsidiary or ERISA Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any Service Provider.

“Kinderhook Common Stock” or “Kinderhook Common Shares” shall mean the $0.83 par value per share common stock of Kinderhook.

“Kinderhook Financial Statements” shall mean (i) the audited consolidated balance sheets (included related notes and schedules) of Kinderhook as of December 31, 2017, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Kinderhook for each of the three (3) years ended December 31, 2017, 2016 and 2015, and (ii) the unaudited interim consolidated balance sheets of Kinderhook as of the end of each calendar quarter following December 31, 2017, and the consolidated statements of income for the periods then ended.

“Kinderhook Preferred Stock” or “Kinderhook Preferred Shares” shall mean the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock.

“Kinderhook Shares” shall mean the Kinderhook Common Shares and the Kinderhook Preferred Shares.

“Kinderhook Shareholders” shall mean the holders of Kinderhook Common Shares.

“Kinderhook Shareholder Approval” shall mean the adoption of this Agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Kinderhook Common Stock.

“Kinderhook Warrant” shall mean the warrants originally issued pursuant to that certain organizer warrant agreement on December 2, 2005 by Patriot Federal Bank, to purchase shares of common stock, par value $1.00 per share, of Patriot Federal Bank at a price per share of $10.00, as amended on October 17, 2017 and evidenced by replacement certificates to purchase Kinderhook Common Stock at a price per share of $33.34 expiring on May 31, 2023.

“Knowledge” shall mean (i) with respect to Kinderhook, the knowledge of the individuals listed in Section 7.1 of the Kinderhook Disclosure Letter, after reasonable inquiry, and (ii) with respect to Community, the knowledge of the individuals listed in Section 7.1 of the Community Disclosure Letter, after reasonable inquiry.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, claim, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” on Kinderhook or Community, as the case may be, shall mean a material adverse effect on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party and its Subsidiaries to perform their obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include for purposes of (i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of this Agreement in Laws or interpretations of Laws by Governmental Authorities of general applicability to banks and their holding companies, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of this Agreement in market interest rates or (E) any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period, or any decline in the trading price of such Party’s common stock (it being understood that the circumstances giving rise to such failure or decline that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), except with respect to clauses (A), (B), (C) and (D) above to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies.

“New York Superintendent” shall mean the Superintendent of the Department of Financial Services of the State of New York.

“NYSE” shall mean the New York Stock Exchange.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Community, Merger Sub or Kinderhook and “Parties” shall mean Community, Merger Sub and Kinderhook.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall mean the proxy statement relating to the Kinderhook Shareholder Meeting (including any amendments or supplements thereto).

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, the New York Superintendent, any state attorney general, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Kinderhook Warrants.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Service Provider” shall mean any current or former director, officer, employee or individual independent contractor or consultant of Kinderhook or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Kinderhook Common Stock on terms that the Board of Directors of Kinderhook concludes in good faith to be more favorable from a financial point of view to Kinderhook’s shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Community to amend or modify the terms of the transactions contemplated by this Agreement), (i) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Kinderhook.

(b)          The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adverse Recommendation Change	Section 4.11(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.2(h)(v)
Anti-Money Laundering Laws	Section 3.2(h)(vi)
Appraisal Rights	Section 2.3(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Book-Entry Shares	Section 2.2(b)
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Continuing Employees	Section 4.13(a)
Community	Preamble
Community Bank	Recitals
Community Disclosure Letter	Section 3.1
CRA	Section 3.2(p)
Delinquent Loans	Section 3.2(n)(ii)
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.4
Exchange Fund	Section 2.2(a)
Expiration Date	Section 6.1(e)
Indemnified Party	Section 4.15(a)
IRS	Section 3.2(j)(i)
Kinderhook	Preamble
Kinderhook Bank	Recitals
Kinderhook Certificates	Section 2.2(b)
Kinderhook Charter	Section 2.1(b)
Kinderhook Directors’ Recommendation	Section 3.2(b)(ii)
Kinderhook Disclosure Letter	Section 3.1
Kinderhook Owned Properties	Section 3.2(w)
Kinderhook Real Property	Section 3.2(w)
Kinderhook Reports	Section 3.2(d)(ii)
Kinderhook Restricted Share	Section 2.4(a)
Kinderhook Shareholder Meeting	Section 4.5(b)
Loans	Section 3.2(n)(i)
Materially Burdensome Regulatory Condition	Section 4.7(g)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble

NYBCL	Recitals
New York Secretary	Section 1.4
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.2(w)
PIFI	Section 3.2(q)(i)
Premium Cap	Section 4.15(b)
Proposed Dissenting Shares	Section 2.3(a)
REIT	Section 3.2(f)(x)
Requisite Regulatory Approvals	Section 4.7(f)
Sanctions	Section 3.2(h)(viii)
Sanctioned Country	Section 3.2(h)(viii)
SAR Rights	Section 3.2(c)
Series A Consideration	Section 2.1(b)
Series A Convertible Preferred Stock	Section 2.1(b)
Series C Consideration	Section 2.1(c)
Series C Convertible Preferred Stock	Section 2.1(c)
Shareholder Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.2(u)
Termination Fee	Section 6.2(a)
WARN	Section 3.2(i)(iii)

(c)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

Section 7.2          Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time, except for Section 4.15 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 7.3          Expenses. Except as otherwise provided in Section 6.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, whether or not such transactions are consummated, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

Section 7.4          Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Kinderhook Disclosure Letter, the Community Disclosure Letter and the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement; provided that, notwithstanding the foregoing clause, following the Effective Time only (but not unless and until the Effective Time occurs), (i) the provisions of Section 4.15 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Kinderhook Common Stock and Kinderhook Preferred Stock, who properly surrenders his, her or its Kinderhook Common Stock or Kinderhook Preferred Stock in accordance with Article 2, shall have the right to receive the applicable Merger Consideration, Series A Consideration or Series C Consideration, as applicable, and such right shall be enforceable by such holder of Kinderhook Common Stock or Kinderhook Preferred Stock, as the case may be.

Section 7.5          Amendments. Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after the Kinderhook Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Kinderhook, unless such required approval is obtained.

Section 7.6          Waivers. (a)  Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 7.7          Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 7.8          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

To Community or Merger Sub:

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

Email: Joe.Getman@communitybankna.com

Attention: General Counsel

Copy to Counsel (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Email: Andrew.Alin@cwt.com

Attention: Andrew P. Alin

To Kinderhook:

Kinderhook Bank Corp.

1 Hudson Street

Kinderhook, NY 12106

Email: jballi@nubk.com

Attention: John Balli, CPA

Copy to Counsel (which shall not constitute notice):

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, CT 06114

Email: jcranmore@cfmlawfirm.com

Attention: J.J. Cranmore

Section 7.9          Governing Law; Jurisdiction. (a)  This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction; provided that matters relating to the fiduciary duties of the Board of Directors of Kinderhook shall be subject to the Laws of the State of New York; provided, further, that the Laws of the United States shall govern the consummation of the Bank Merger.

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such Party is not personally subject to the jurisdiction of any such court, (y) any claim that such Party and such Party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.8 Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 7.10        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 7.11        Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.12        Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

Section 7.13        Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.14        Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 7.15        Specific Performance. The Parties agree that irreparable damage would occur for which there is no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski

Name:	Mark E. Tryniski
Title:	President and Chief Executive Officer

VB MERGER SUB INC.

By:	/s/ Mark E. Tryniski

Name:	Mark E. Tryniski
Title:	President

KINDERHOOK BANK CORP.

By:	/s/ John Balli

Name:	John Balli, CPA
Title:	President and Chief Executive Officer